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                                                                    EXHIBIT 99.D


                  FIRST ADDENDUM TO STOCK PURCHASE AGREEMENT

        This First Addendum to Stock Purchase Agreement ("Agreement") is entered into this ____ day of July, 1996, by and among PROACTIVE TECHNOLOGIES, INC., a Delaware corporation (hereinafter referred to as "Company") and JAMES DAHL, and all others named holders over which he has voting control, (hereinafter "Seller") being a shareholders of 81,700 shares of Killearn Properties, Inc. (Hereinafter "KPI") and is intended to modify that certain Stock Purchase Agreement entered into between the parties on May 20, 1996.

        To the extent that this Addendum and the Stock Purchase Agreement conflict, this Addendum is said to control. Except as modified the terms and conditions as set forth in the Stock Purchase Agreement shall remain in full force and effect.

        1.)     Company will be furnishing, and Seller agrees to accept, its
Three Hundred Twenty Six Thousand Eight Hundred (326,800) shares of PTE stock as follows:

        James H. Dahl, IRA                              139,600
        James H. And Georgia P. Dahl, JTWROS             80,000
        Rock Creek Partners, Ltd.                       107,200

each with a restrictive legend indicating that the shares are "restrictive securities" as defined under Rule 144 of the Securities Act of 1933.

        2.)     Company hereby agrees to utilize all deliberate reasonable speed to register these shares with the Securities and Exchange Commission by filing a registration statement or filing an exemption from registration for these shares under the Act. In the event that these shares are not registered by July 31, 1997, Company agrees to issue Ninety Eight Thousand Forty (98,040) additional shares to Seller as just compensation for non registration.

        3.)     The parties agree that the above shares may still be subject to additional securities laws on the transferability of same should Seller be named and accept his position as director or officer of the Company.

        4.)     The Closing date of this transaction shall be deemed to be
August 7, 1996, unless otherwise mutually agreed upon by the parties.

        5.)     The rest and remainder of said agreement shall remain in full force and effect.


IN WITNESS WHEREOF, the undersigned parties have duly executed this Agreement on the date first written above.

"SELLER"                                        "COMPANY"

JAMES H. DAHL, as owner and controller          PROACTIVE TECHNOLOGIES, INC.
of KPI votes under all related names held

                                                By:
                                                   --------------------------
                                                   Mark A. Conner, President
By:
   ---------------------------
   James H. Dahl
   James H. Dahl, IRA
   James H. Dahl, GP Rock Creek Partners, Ltd.

By:
   --------------------------
   Georgia P. Dahl